Exhibit 99.1

Contact:

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@fbvirginia.com

News Release
January 29, 2014

First National Corporation Announces Earnings

Strasburg, Virginia (January 29, 2014) --- First National Corporation (the “Company”) (OTCBB: FXNC), the parent company of First Bank (the “Bank”), reported record annual and quarterly earnings.  Net income totaled $10.0 million, or $1.85 per basic and diluted share, for the year ended December 31, 2013.  For the fourth quarter of 2013, net income totaled $7.5 million, or $1.49 per basic and diluted share.

Operating Highlights for 2013

Earnings:
•	Net income of $10.0 million
•	Reversal of valuation allowance on net deferred tax assets decreased income tax expense by $4.8 million
•	Return on average assets 1.87%
•	Return on average equity 22.16%

Asset Quality:
•	Substandard loans (accruing) decreased 49%
•	Recovery of loan losses totaled $425 thousand

Capital:
•	Total shareholders’ equity increased $8.8 million to $53.7 million
•	Book value per share increased from $6.22 to $7.98
•	Total risk-based capital increased from 15.34% to 18.25%

“We are pleased to announce record earnings for the year and the fourth quarter,” said Scott C. Harvard, President and CEO of the Company and the Bank.  “Thanks to the hard work of our entire team, the financial condition of the Bank has improved to the point that we were able to reverse the valuation allowance on deferred tax assets, resulting in a boost to fourth quarter and annual earnings of $4.8 million.”

Fourth Quarter Earnings

Net income totaled $7.5 million for the fourth quarter of 2013, compared to $943 thousand for the same period of 2012.  The significant increase in earnings was primarily a result of the reversal of the valuation allowance on net deferred tax assets which decreased income tax expense by $4.8 million.  In addition, the Company recorded a recovery of loan losses totaling $3.0 million, compared to provision for loan losses of $100 thousand for the same quarter of 2012.  Return on average assets was 5.65% compared to 0.72% for the fourth quarter of 2012.  Return on average equity was 64.03% for the fourth quarter of 2013 compared to 8.37% for the fourth quarter of 2012.

Net interest income totaled $4.5 million for the quarter, compared to $4.7 million for the same period one year ago.  Noninterest income increased $182 thousand, or 11% compared to the same period of 2012, primarily from a 17% increase in service charges on deposits and a 25% increase in wealth management fee income.

Noninterest expense totaled $6.0 million for the quarter compared to $5.1 million for the same period in the prior year.  Noninterest expense, excluding lease termination costs of $655 thousand and pension settlement costs of $284 thousand, was unchanged at $5.1 million for the fourth quarter of 2013 compared to the same quarter in 2012.  Other operating expenses increased $760 thousand compared to the same period of 2012, primarily from the decision to terminate a land lease, initially executed for branch expansion, which impacted current year earnings and eliminated expense in future periods.  Salaries and employee benefits increased $503 thousand compared to the same period of 2012, primarily as a result of higher pension costs related to the retirement of several long time employees with years of service ranging up to 40 years.  The reversal of the valuation allowance on net deferred tax assets resulted in income tax benefit totaling $4.3 million for the fourth quarter of 2013 compared to income tax expense of $76 thousand in the same period of 2012.

Pre-provision pre-tax earnings, excluding non-recurring items, increased 9% to $1.2 million for the quarter compared to $1.1 million for the same period in the prior year.  Lease termination costs of $655 thousand and pension settlement costs of $284 thousand comprised the non-recurring items for the fourth quarter of 2013.

Annual Earnings

Net income totaled $10.0 million for year ended December 31, 2013 compared to $2.8 million for the same period one year ago. Return on average assets was 1.87% and return on average equity was 22.16% for the year ended December 31, 2013, compared to 0.53% and 6.80%, respectively, for the same period in 2012.

Net interest income totaled $18.4 million compared to $19.3 million for 2012.  Noninterest income totaled $6.9 million for 2013 compared to $7.2 million for 2012.  Noninterest income, excluding a gain on termination of a director retirement plan of $543 thousand in 2013, and gains on sale of securities of $1.3 million in 2012, increased 8% to $6.4 million compared to $5.9 million for the same period one year ago. The increase was primarily driven by wealth management fees and revenues from bank owned life insurance.

Noninterest expense totaled $20.6 million for the year compared to $19.1 million for the prior year.  Noninterest expense, excluding lease termination costs of $864 thousand and pension settlement costs of $284 thousand, increased 1% to $19.4 million for the year ended December 31, 2013, compared to $19.1 million for the same period in 2012.  Salaries and employee benefits, including pension expense, increased $836 thousand compared to the prior year.  Other operating expenses increased $905 thousand compared to the same period one year ago. This increase was primarily attributable to the Bank’s decision to terminate two land leases, initially executed for branch expansion, which impacted current year earnings and eliminated expense in future periods.  Income tax benefit totaled $4.8 million for the year ended December 31, 2013, compared to income tax expense of $965 thousand for the prior year, primarily as a result of the reversal of the valuation allowance on the Company’s net deferred tax assets.

Pre-provision pre-tax earnings, excluding non-recurring items and gains on sale of securities, totaled $5.4 million for the year compared to $6.0 million for the prior year.  Lease termination costs of $864 thousand, pension settlement costs of $284 thousand, and a gain on termination of a director retirement plan totaling $543 thousand comprised the non-recurring items for 2013.  Gains on sale of securities totaled $1.3 million in 2012.

Caution about Forward Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and other filings with the Securities and Exchange Commission.

About the Company

First National Corporation, headquartered in Strasburg, Virginia, is the bank holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 10 office locations located throughout the northern Shenandoah Valley region of Virginia, which includes Shenandoah County, Warren County, Frederick County and the City of Winchester.  Banking services are also accessed from the Bank’s website, www.fbvirginia.com, and from a network of ATMs located throughout its market area.  First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

FIRST NATIONAL CORPORATION
Quarterly Performance Summary
(in thousands, except share and per share data)

	(unaudited) For the Three Months Ended		(unaudited) For the Year Ended
Income Statement	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Interest and dividend income
Interest and fees on loans	$4,422	$5,061	$18,844	$21,062
Interest on federal funds sold	-	-	-	12
Interest on deposits in banks	16	11	61	30
Interest and dividends on securities available for sale:
Taxable interest	557	382	1,870	1,924
Tax-exempt interest	79	99	307	327
Dividends	19	20	75	77
Total interest and dividend income	$5,093	$5,573	$21,157	$23,432

Interest expense
Interest on deposits	$458	$833	$2,368	$3,707
Interest on trust preferred capital notes	56	56	222	238
Interest on other borrowings	30	30	119	222
Total interest expense	$544	$919	$2,709	$4,167

Net interest income	$4,549	$4,654	$18,448	$19,265
Provision for (recovery of) loan losses	(2,950)	100	(425)	3,555
Net interest income after provision for loan losses	$7,499	$4,554	$18,873	$15,710

Noninterest income
Service charges on deposit accounts	$654	$558	$2,204	$2,127
ATM and check card fees	354	352	1,425	1,481
Wealth management fees	463	371	1,696	1,450
Fees for other customer services	89	107	391	390
Gains on sale of loans	22	71	193	214
Gains on sale of securities available for sale	-	-	-	1,285
Losses on sale of premises and equipment, net	-	-	-	2
Other operating income	189	130	1,022	225
Total noninterest income	$1,771	$1,589	$6,931	$7,174

Noninterest expense
Salaries and employee benefits	$2,938	$2,435	$10,426	$9,590
Occupancy	302	347	1,282	1,343
Equipment	319	301	1,208	1,208
Marketing	41	137	345	430
Stationery and supplies Legal and professional fees	66 336	74 234	288 971	308 975
ATM and check card fees	166	169	668	649
FDIC assessment	174	176	884	709
Other real estate owned, net	288	607	1,023	1,355
Other operating expense	1,404	644	3,457	2,552
Total noninterest expense	$6,034	$5,124	$20,552	$19,119

Income before income taxes	$3,236	$1,019	$5,252	$3,765
Income tax provision (benefit)	(4,285)	76	(4,753)	965
Net income	$7,521	$943	$10,005	$2,800
Effective dividend and accretion on preferred stock	228	226	912	903
Net income available to common shareholders	$7,293	$717	$9,093	$1,897

Common Share and Per Common Share Data
Net income, basic and diluted	$1.49	$0.15	$1.85	$0.48
Shares outstanding at period end	4,901,464	4,901,464	4,901,464	4,901,464
Weighted average shares, basic and diluted	4,901,464	4,901,464	4,901,464	3,944,506
Book value at period end	$7.98	$6.22	$7.98	$6.22
Cash dividends	$-	$-	$-	$-

FIRST NATIONAL CORPORATION
Quarterly Performance Summary
(in thousands, except share and per share data)
	(unaudited) For the Three Months Ended		(unaudited) For the Year Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Key Performance Ratios
Return on average assets	5.65%	0.72%	1.87%	0.53%
Return on average equity	64.03%	8.37%	22.16%	6.80%
Net interest margin	3.68%	3.75%	3.72%	3.89%
Efficiency ratio (1)	79.76%	71.68%	74.43%	70.07%

Average Balances
Average assets	$528,508	$524,409	$533,732	$527,256
Average earning assets	496,619	500,075	502,736	500,895
Average shareholders’ equity	46,601	44,828	45,149	41,201

Asset Quality
Loan charge-offs	$193	$1,210	$4,493	$3,793
Loan recoveries	1,911	136	2,486	376
Net charge-offs (recoveries)	(1,718)	1,074	2,007	3,417
Non-accrual loans	11,678	8,393	11,678	8,393
Other real estate owned, net	3,122	5,590	3,122	5,590
Nonperforming assets	14,800	13,983	14,800	13,983
Loans over 90 days past due, still accruing	49	228	49	228
Troubled debt restructurings (accruing)	829	1,570	829	1,570
Special mention loans	20,240	26,614	20,240	26,614
Substandard loans (accruing)	22,909	44,620	22,909	44,620
Doubtful loans	-	-	-	-

	December 31, 2013	December 31, 2012
Capital Ratios
Tier 1 capital	$61,962	$54,897
Total capital	66,599	59,876
Total capital to risk-weighted assets	18.25%	15.34%
Tier 1 capital to risk-weighted assets	16.98%	14.07%
Leverage ratio	11.78%	10.47%

Balance Sheet
Cash and due from banks	$5,767	$7,266
Interest-bearing deposits in banks	25,741	23,762
Securities available for sale, at fair value	103,301	89,456
Restricted securities, at cost	1,804	1,974
Loans held for sale	-	503
Loans, net of allowance for loan losses	346,449	370,519
Premises and equipment, net	16,642	18,589
Interest receivable	1,302	1,459
Other assets	21,909	19,169
Total assets	$522,915	$532,697

Noninterest-bearing demand deposits	$92,901	$85,118
Savings and interest-bearing demand deposits	234,054	221,601
Time deposits	123,756	160,198
Total deposits	$450,711	$466,917
Other borrowings	6,052	6,076
Trust preferred capital notes	9,279	9,279
Other liabilities	3,182	5,536
Total liabilities	$469,224	$487,808

FIRST NATIONAL CORPORATION
Quarterly Performance Summary
(in thousands, except share and per share data)
	(unaudited)
	December 31, 2013	December 31, 2012
Balance Sheet (continued)
Preferred stock	$14,564	$14,409
Common stock	6,127	6,127
Surplus	6,813	6,813
Retained earnings	27,492	18,399
Accumulated other comprehensive loss, net	(1,305)	(859)
Total shareholders’ equity	$53,691	$44,889

Total liabilities and shareholders’ equity	$522,915	$532,697

Loan Data
Mortgage loans on real estate:
Construction and land development	$34,060	$43,524
Secured by farm land	1,264	5,795
Secured by 1-4 family residential	141,961	134,964
Other real estate loans	144,704	168,425
Loans to farmers (except those secured by real estate)	3,418	2,238
Commercial and industrial loans (except those secured by real estate)	19,385	20,833
Consumer installment loans	4,935	6,991
Deposit overdrafts	279	153
All other loans	7,087	671
Total loans	$357,093	$383,594
Allowance for loan losses	10,644	13,075
Loans, net	$346,449	$370,519

(1) The efficiency ratio is computed by dividing noninterest expense excluding other real estate owned expenses and the loss on land lease termination by the sum of net interest income on a tax equivalent basis and noninterest income excluding gains and losses on sales of securities and premises and equipment and the gain on termination of the split dollar liability. Tax equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit for 2013 and 2012 was 34%. Net interest income on a tax equivalent basis was $4,612 and $4,713 for the three months ended December 31, 2013 and 2012, respectively, and $18,688 and $19,463 for the year ended December 31, 2013 and 2012, respectively. Adjusted noninterest income was $1,771 and $1,589 for the three months ended December 31, 2013 and 2012, respectively, and $6,388 and $5,887 for the year ended December 31, 2013 and 2012, respectively. Adjusted noninterest expense was $5,091 and $4,517 for the three months ended December 31, 2013 and 2012, respectively, and $18,665 and $17,764 for the year ended December 31, 2013 and 2012, respectively. The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.